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Exhibit 99.2

May 5, 2005

Reliant Energy, Inc.
1000 Main Street
Houston, Texas 77002

Dear Sirs/Madams:

        At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2005, of the facts relating to your decision to change the annual goodwill impairment testing date from November 1 to April 1 which test is required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Reliant Energy, Inc. ("the Company"), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

        We have not audited any consolidated financial statements of the Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2004. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2004.

Yours truly,

Deloitte & Touche LLP
Houston, Texas

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  Exhibit 99.2